UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report:        February 2, 2009

(Date of earliest event reported: January 27, 2009)

HAVERTY FURNITURE COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-14445	58-0281900
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342
(Address of principal executive officers) ( Zip Code)
Telephone number, including area code: (404) 443-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 27, 2009, the Executive Compensation and Employee Benefits Committee (the “Compensation Committee”) of the Board of Directors of Haverty Furniture Companies, Inc. (the “Company” or “Havertys”) pursuant to the Company’s 2004 Long Term Incentive Plan authorized the grant of Stock-Settled Appreciation Rights (“SARs”) and Performance Accelerated Restricted Stock Units (“PARSUs”) to the Company’s executive officers, including the following individuals who were listed as Named Executive Officers (“NEOs”) in the Company’s proxy statement for the year ended December 31, 2007.

Named Executive Officer	Number of SARs	Number of PARSUs
Clarence H. Smith	27,000	9,500
Dennis L. Fink	14,000	5,000
M. Tony Wilkerson	9,500	3,500
Steven G. Burdette	9,500	3,500

The SARs vest in accordance with the schedule set forth in the notice of grant letter attached hereto as Exhibit 10.1, and incorporated herein by reference. The PARSUs vest in accordance with the schedule set forth in the notice of grant letter attached hereto as Exhibit 10.2 and incorporated herein by reference. The vesting of the PARSUs may be accelerated if the Target Market Price per share (“TMP”) goal set by the Compensation Committee is achieved. The TMP is based on the closing stock price of the Company’s Common Stock and must be achieved for 20 consecutive trading days after the Grant Date. The TMP goal price per share for this grant is $14.00.

On January 27, 2009, the Compensation Committee also approved a new management incentive plan (the “Plan”) to determine cash incentives for the Company’s executive officers. Those individuals who are deemed “officers” of Havertys for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Executive Officers”) are eligible to participate in the Plan for 2009. The Plan provides for cash incentives based primarily on Havertys achieving a threshold dollar amount of pre-tax earnings on a quarterly and annual basis. For the President and CEO and the CFO, a portion of their target cash incentive is based on maintaining a minimum monthly availability under the Company’s revolving Credit Agreement. For the other Executive Officers, a portion is based on achieving additional performance criteria or specific projects or initiatives as established by the Compensation Committee. Pursuant to the Plan, the Executive Officers are eligible to receive a target payout from 35% to 55% of their 2009 annual base salary. The Compensation Committee has complete discretion to modify the target cash incentives, weightings or performance criteria during 2009 or may determine that payment of cash incentives for 2009 will not be made due to economic issues or other factors.

On January 27, 2009, the Compensation Committee also approved new Change in Control Agreements (the “Agreements”) for the Company’s Executive Officers and other key employees. The new Agreements were necessary due to the shift in recent years from discretionary bonus payments based on performance to annual cash incentive compensation plans. Additionally, the Compensation Committee has used equity awards other than stock options which were not contemplated in the previous change in control agreements. The new Agreements will be entered into with the individuals listed above who were listed as Named Executive Officers (“NEOs”) in the Company’s proxy statement for the year ended December 31, 2007. The Agreements with these individuals provide that unless the termination of the executive is for cause, or by the executive without “Good Reason” as defined in the Agreement, or if termination occurs prior to a change in control but following a potential change in control that would

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result in a change in control, the executive would be paid: (1) a lump severance payment in cash equal to the higher of the sum of two times the executive’s base salary or two times the average executive’s annual base salary for the three years immediately prior to the event upon which the notice of termination is based; (ii) the higher of two times the amount paid to the executive as bonus and annual non-equity incentive compensation or two times the average amount paid in the three years preceding that in which the date of termination occurs; and (iii) an amount of any annual bonus and non-equity incentive compensation which has been allocated or awarded to the executive and has not yet been paid and a pro rata portion of any annual bonus and non-equity incentive compensation for the fiscal year in which the termination occurs.

Under the terms of the Agreement, if a change in control occurs, Havertys will, at the election of the executive, repurchase all equity awards held by the executive for a lump sum amount in cash equal to the product of the spread (as defined in the Agreement) times the number of shares covered by each award. Havertys will also arrange to provide life, disability, accident and health insurance benefits similar to those which the executive was receiving immediately prior to the notice of termination for a period of 24 months after the date of termination.

The Agreements with the Executive Officers and other key employees, excluding the NEOs, are on terms identical to those described above, except that the severance payments would be a lump severance payment based on one year’s base salary, bonus and non-equity incentive compensation and 12 months of post-termination insurance benefits.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits
10.1	Form of Stock-Settled Appreciation Rights Award Notice.
10.2	Form of Performance Accelerated Restricted Stock Award Notice.
10.3	Form of Agreement dated February 27, 2009 regarding Change in Control with the following Named Executive Officers: Clarence H. Smith, Steven G. Burdette, Dennis L. Fink and M. Tony Wilkerson.
10.4	Form of Agreement dated February 27, 2009 regarding Change in Control with certain Executive Officers and other key employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAVERTY FURNITURE COMPANIES, INC.

February 2, 2009	By:	/s/ Jenny Hill Parker
Jenny Hill Parker Vice President, Secretary and Treasurer

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